EXHIBIT 99.1

CAMDEN PROPERTY TRUST DECLARES SPECIAL DIVIDEND
AND REGULAR DIVIDEND FOR THIRD QUARTER 2016

Houston, Texas (September 12, 2016) - Camden Property Trust (NYSE:CPT) announced today that its Board of Trust Managers has declared a special cash dividend of $4.25 per share to holders of record as of September 23, 2016 of its Common Shares of Beneficial Interest. The special dividend is to be paid on September 30, 2016. The Company estimates the special dividend will consist primarily of gains on dispositions of properties.

In addition, the Board of Trust Managers of Camden Property Trust also declared a regular quarterly cash dividend of $0.75 per share to holders of record as of September 30, 2016 of its Common Shares of Beneficial Interest. The regular dividend is to be paid on October 17, 2016.

The Company also announced the completion of nearly $1.1 billion of dispositions to date in 2016, and another sale for approximately $80 million is expected to occur by the end of the third quarter.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Factors which may cause the Company’s actual results or performance to differ materially from those contemplated by forward-looking statements are described under the heading “Risk Factors” in Camden’s Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission (SEC). Forward-looking statements made in today’s press release represent management’s current opinions, and the Company assumes no obligation to update or supplement these statements because of subsequent events.

Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, management, development, redevelopment, acquisition, and construction of multifamily apartment communities. Camden owns interests in and operates 151 properties containing 52,771 apartment homes across the United States. Upon completion of 7 properties under development, the Company’s portfolio will increase to 55,248 apartment homes in 158 properties. Camden was recently named by FORTUNE® Magazine for the ninth consecutive year as one of the “100 Best Companies to Work For” in America, ranking #9.

For additional information, please contact Camden’s Investor Relations Department at
(713) 354-2787 or access our website at camdenliving.com.